Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222533

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 7 DATED MARCH 2, 2020
TO THE PROSPECTUS DATED OCTOBER 16, 2019
This Supplement No. 7 (the "Supplement") is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this Supplement and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
• the acquisition of Fountainhead Corporate Park; and
• the recent share pricing information.
Acquisition
On February 11, 2020 we acquired Fountainhead Corporate Park, a 300,000 square foot, two-building Class A office portfolio located in the Phoenix, Arizona submarket of Tempe. The purchase price was approximately $61.5 million.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from February 1 to February 29, 2020, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
February 3, 2020	$12.24	$12.27	$12.28	$12.28	$12.26
February 4, 2020	$12.24	$12.27	$12.28	$12.28	$12.26
February 5, 2020	$12.24	$12.27	$12.28	$12.28	$12.26
February 6, 2020	$12.24	$12.27	$12.28	$12.28	$12.26
February 7, 2020	$12.24	$12.27	$12.28	$12.28	$12.26
February 10, 2020	$12.24	$12.27	$12.28	$12.28	$12.26
February 11, 2020	$12.24	$12.27	$12.28	$12.28	$12.27
February 12, 2020	$12.25	$12.28	$12.28	$12.28	$12.27
February 13, 2020	$12.25	$12.28	$12.29	$12.29	$12.27
February 14, 2020	$12.25	$12.28	$12.29	$12.29	$12.27
February 18, 2020	$12.25	$12.28	$12.29	$12.29	$12.27
February 19, 2020	$12.25	$12.28	$12.29	$12.29	$12.27
February 20, 2020	$12.25	$12.28	$12.29	$12.29	$12.28
February 21, 2020	$12.25	$12.28	$12.29	$12.29	$12.28
February 24, 2020	$12.25	$12.29	$12.30	$12.30	$12.28
February 25, 2020	$12.26	$12.29	$12.30	$12.30	$12.28
February 26, 2020	$12.26	$12.29	$12.30	$12.30	$12.28
February 27, 2020	$12.26	$12.29	$12.30	$12.30	$12.28
February 28, 2020	$12.26	$12.29	$12.30	$12.30	$12.29

(1)	Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.